PIONEER POWER SOLUTIONS, INC. 10-K

Exhibit 10.24

Execution Version

SECOND AMENDING AGREEMENT

This Second Amending Agreement is entered into as of March 28, 2018, by and among Pioneer Electrogroup Canada Inc., a Canadian corporation (the “Borrower”), Pioneer Power Solutions, Inc. (“PPSI”) and the direct and indirect Canadian Subsidiaries of the Borrower or of PPSI from time to time party to the Credit Agreement, as Guarantors (the “Guarantors”), and Bank of Montreal, a Canadian chartered bank (the “Bank”).

Preliminary Statement

WHEREAS the Bank made credit facilities available to the Borrower on the terms and conditions set out in an Amended and Restated Credit Agreement dated as of April 29, 2016 entered into among the Borrower, the Guarantors and the Bank, as amended by the First Amending Agreement dated as of March 15, 2017 (as amended, the “Existing Credit Agreement”);

WHEREAS the parties to the Existing Credit Agreement have agreed to amend the Credit Agreement in the manner set forth herein in order to, among other things, extend the Revolving Credit Termination Date and the Term Loan B Maturity Date and amend certain other provisions contained in the Existing Credit Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties covenant and agree with each other as follows:

Section 1
INTERPRETATION

1.1	Capitalized terms defined in the Existing Credit Agreement have the same meanings in this Second Amending Agreement unless otherwise defined herein or the context expressly or by necessary implication requires otherwise. This Second Amending Agreement is referenced herein as the “Second Amending Agreement”. For greater certainty, this Second Amending Agreement amends the Existing Credit Agreement and the term “Agreement”, as defined in the Existing Credit Agreement, includes (unless the context expressly or by necessary implication requires otherwise) this Second Amending Agreement to the extent of such amendments.

1.2	The insertion of headings in this Second Amending Agreement is for convenience of reference only and shall not affect the interpretation of this Second Amending Agreement.

Section 2
AMENDMENTS – Definitions

2.1	Section 1.1.8 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“1.1.8          “Applicable Margin” means the following:

(a)	For the Revolving Facility and Reimbursement Obligations

Type of Advance	Rate and Applicable Margin
CDN$ Direct Advances at Prime Rate	Prime Rate + 0.50% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 0.50% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.00% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.00% per annum
Performance Letters of Credit	1.00% per annum. Minimum CDN$500
Financial Letters of Credit	2.00% per annum.
Documentary Letters of Credit	Fees to be determined in accordance with the Bank’s fee schedule in effect from time to time

(b)	For the Term Loan Facility A

Type of Advance	Rate and Applicable Margin
Prime Rate Loans:	Prime Rate + 1.25% per annum

(c)	For the Term Loan Facility B

Type of Advance	Rate and Applicable Margin
CDN$ Direct Advances at Prime Rate	Prime Rate + 1.25% per annum
US$ Direct Advances at US Base Rate	US Base Rate + 1.25% per annum
US$ Direct Advances at LIBOR	LIBOR + 2.50% per annum.
Acceptance of CDN$ BA	Acceptance fee of 2.50% per annum

(d)	For the MasterCard Facility: in accordance with the MasterCard Agreement and related agreements.”

2.2	Section 1.1.44 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“1.1.44          “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income tax expenses for such period, (c) depreciation of fixed assets and amortization (including, but not limited to, the amortization of any employee stock option (or similar) compensation plan) of (and other charges with respect to) intangible assets for such period, and (d) extraordinary fees or expenses not to exceed (i) US$2,000,000 for the applicable periods set forth in Section 8.20(b) ending on or prior to December 31, 2018 and (ii) US$1,200,000 during any twelve month period thereafter, in each case including any fees and expenses paid by any Loan Party during such period in connection with this Agreement and the consummation of any Permitted Acquisition as defined and under the US Credit Agreement.”

2.3	The words “one (1) month” in Section 1.1.68 of the Existing Credit Agreement are hereby deleted and replaced with the words “one (1) or two (2) months.”

2.4	Section 1.1.110 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“1.1.110       “Revolving Credit Termination Date” means the date demand for payment of the Revolving Loans and cash collateralization of the Letters of Credit is made by the Bank but if no such demand is sooner made, April 1, 2020, or such earlier date on which the Revolving Credit Line is terminated in whole pursuant to pursuant to Sections 2.14, 9.2 or 9.3.”

2.5	Section 1.1.122 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“1.1.122      “Term Loan B Maturity Date” means the earlier of (i) April 1, 2020 and (ii) the date on which the Term Loan B is terminated in whole pursuant to Section 9.2 or 9.3.”

Section 3
amendments – COVENANTS

3.1	Section 2.2 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“2.2         Term Loan Facility A.

Subject to the terms and conditions hereof, the Bank agrees to make loans (the “Term Loan A”) in Canadian Dollars to the Borrower in the initial amount of CDN$2,000,000 with an outstanding amount of CDN$47,128.80 as at March 14, 2018. The Term Loan A has been advanced in one Borrowing on or about May 2, 2011. As provided in Section 2.8(a), the Borrower may elect that the Term Loan A be outstanding as Prime Rate Loans. No amount repaid or prepaid on the Term Loan A may be borrowed again.”

3.2	Section 2.3 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“2.3         Term Loan Facility B.

Subject to the terms and conditions hereof, the Bank agrees to make loans (the “Term Loan B”) in Canadian Dollars to the Borrower in the initial amount of CDN$10,000,000 or the U.S. Dollar Equivalent with an outstanding amount of US$424,000.00 as at March 14, 2018. The Term Loan B has been advanced in four Borrowings namely, in June 30, 2011 (CDN$6,500,000), June 30, 2011 (US$1,600,000), April 16, 2013 (US$1,400,000) and March 8, 2013 (CDN$166,837). As provided in Section 2.8(a), the Borrower may elect that the Term Loan B be outstanding as Prime Rate Loans, US Base Rate Loans or LIBOR Loans. No amount repaid or prepaid on the Term Loan B may be borrowed again.”

3.3	Section 2.4.2 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“2.4.2	each Bankers’ Acceptance shall be stated to mature on a Business Day no later than the Revolving Credit Termination Date, with term of thirty (30) or sixty (60) days, subject to market availability;”

3.4	Section 2.10 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“2.10        Maturity of Loans.

(a)	Revolving Loans. Each Revolving Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on demand. The Revolving Credit Facility shall be repaid in full on the Revolving Credit Termination Date.

(b)	Scheduled Payments of Term Loan A. The Borrower shall make principal payments on the Term Loan A in installments on the last day of each January, April, July and October in each year, commencing with the calendar quarter ending July 31, 2011, with the amount of each such principal installment, as of the Effective Date to equal to the fixed amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Fixed amount in CDN Dollars
04/30/18 (Term Loan A Maturity Date)	$47,128.80

, with a final payment of all principal and interest not sooner paid on the Term Loan A due and payable on the Term Loan A Maturity Date.

(c)	Scheduled Payments of Term Loan B. The Borrower shall make principal payments on the Term Loan B in installments on the last day of each January, April, July and October in each year, commencing with the calendar quarter ending December 31, 2012, with the amount of each such principal installment, as of the Effective Date to equal to the fixed amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

Column A Payment Date	Column B Fixed amount in US Dollars

04/30/18	$36,000
07/31/18	$36,000
10/31/18	$36,000
01/31/19	$36,000
04/30/19	$36,000
07/31/19	$36,000
10/31/19	$36,000
01/31/20	$36,000
04/01/20 (Term Loan B Maturity Date)	Bullet payment of $136,000

, with a final payment of all principal and interest not sooner paid on the Term Loan B due and payable on the Term Loan B Maturity Date.”

3.5	Section 3.1(a) of the Existing Credit Agreement is hereby deleted and replaced with the following:

(a)	“Administration Fee. On April 1, 2019, the Borrower shall pay to the Bank an administration fee equal to 0.10% of the Revolving Credit Line then in effect, whether or not in use.”

3.6	Section 8.5(i) of the Existing Credit Agreement is hereby deleted and replaced with the following:

“(i)	as soon as available, and in any event no later than 30 days prior to the end of each fiscal year of the Borrower (and for fiscal year 2018, on or before February 28, 2019), a copy of the consolidated and consolidating business plan for the Borrower and its Subsidiaries for following fiscal year, such business plan to show the projected consolidated and consolidating revenues, expenses and balance sheet of the Borrower on a quarter-by-quarter basis, such business plan to be in reasonable detail prepared by the Borrower and in form satisfactory to the Bank (which shall include a summary of all assumptions made in preparing such business plan);”

3.7	Section 8.5 of the Existing Credit Agreement is hereby amended by adding the following Section 8.5(o) after Section 8.5(n):

“(n)	as soon as available, and in any event no later than 25 days after the last day of each calendar month, a narrative update on the sale process of the enterprise of the Loan Parties (by way of a sale or sales of assets or capital stock) in reasonable detail;”

3.8	Section 8.20 of the Existing Credit Agreement is hereby deleted and replaced with the following:

“8.20       Financial Covenants.

(a)       Current Ratio. As of the last day of each fiscal quarter of PPSI, PPSI shall maintain a Current Ratio of not less than the corresponding ratio set forth opposite such determination date below:

Fiscal Quarter Ending on or about	Current Ratio shall not be less than:
03/31/18	0.90 to 1.0
6/30/18	0.95 to 1.0
09/30/18	1.00 to 1.0
12/31/18 and each fiscal quarter thereafter	1.05 to 1.0

(b)       EBITDA. PPSI shall not permit its EBITDA, on a consolidated basis, (i) on or prior to December 31, 2018, for the period from and including January 1, 2018 and ending as of the last day of the fiscal quarter of the Borrower set forth below and (ii) from and after January 1, 2019 for the four (4) consecutive fiscal quarters of PPSI then most recently completed, determined on the last day of each fiscal quarter of PPSI, to be less than the applicable amount set forth opposite such determination date below in the “Minimum EBITDA Covenant Level” column:

Fiscal Quarter Ending on or about	PPSI Budgeted Minimum EBITDA	Minimum EBITDA Covenant Level [reflects 20% maximum variance to PPSI Budgeted Minimum EBITDA]

3/31/18	US$792,000	US$633,600

6/30/18	US$2,207,000	US$1,765,600

9/30/18	US$4,541,000	US$3,632,800

12/31/18	US$7,200,000	US$5,760,000

3/31/19 and each fiscal quarter thereafter	US$7,200,000	US$5,760,000

(c)       Tangible Net Worth. As of the last day of each fiscal quarter of PPSI, PPSI shall maintain, on a consolidated basis, a Tangible Net Worth of not less than the corresponding amount set forth opposite such determination date below in the “Minimum Tangible Net Worth” column:

Period(s) Ending	PPSI Budgeted Tangible Net Worth:	Minimum Tangible Net Worth [reflects 15% maximum variance to PPSI budgeted tangible net worth]

3/31/18	US$1,056,000	US$897,600

6/30/18	US$2,316,800	US$1,969,280

9/30/18	US$3,860,800	US$3,281,680

12/31/18	US$5,272,000	US$4,481,200

3/31/19 and at all times thereafter	US$5,272,000	US$4,481,200

”

3.9	Exhibit A of the Existing Credit Agreement (Notice of Borrowing) is hereby deleted and replaced by the attached Schedule A.

3.10	Exhibit B of the Existing Credit Agreement (Notice of Continuation/Conversion) is hereby deleted and replaced by the attached Schedule B.

Section 4
limited waivers

4.1	PPSI has failed to comply, as of the last day of its fiscal year ended December 31, 2017, with the Current Ratio, EBITDA and Tangible Net Work requirements set forth in Section 8.20 of the Existing Credit Agreement (the “Existing 2017 Default”). The Borrower has requested that the Bank permanently waive the Existing 2017 Default. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, the Bank hereby permanently waives the Existing 2017 Default. This waiver is limited to the matters and time periods expressly stated herein. Except as specifically waived hereby, all of the terms and conditions of the Existing Credit Agreement, as amended by this Second Amending Agreement, shall stand and remain in full force and effect.

Section 5
CONDITIONS PRECEDENT

5.1	The effectiveness of this Second Amending Agreement is subject to and conditional upon the satisfaction of the following conditions and the delivery by the Bank to the Borrower of a written notice that this Second Amending Agreement is then effective:

(a)	the Bank shall have received sufficient copies, in form and substance satisfactory to the Bank, of the following:

(i)	this Second Amending Agreement duly executed by all of the parties hereto;

(ii)	copies of resolutions of the Borrower’s and each Guarantor’s board of directors (or similar governing body) authorizing the execution, delivery and performance of this Second Amending Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, certified by its Secretary or Assistant Secretary;

(i)	confirmation that all conditions precedent for the amendment of the U.S. Credit Agreement have been met to the satisfaction of the Bank and its legal counsel; and

(ii)	such other documents as the Bank may reasonably request;

(b)	legal matters incident to the execution and delivery of this Second Amending Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel;

(c)	after giving effect to Section 4 of this Second Amending Agreement, no Default or Event of Default shall have occurred and be continuing; and

(d)	all fees payable in accordance with this Second Amending Agreement shall have been paid to the Bank on or before the date of this Second Amending Agreement (including without limitation, an administration fee equal to 0.10% of the Revolving Credit Line then in effect, whether or not in use, and legal fees and expenses of the Bank).

5.2	The conditions stated in Section 5.1 are inserted for the sole benefit of the Bank and the conditions stated therein may only be waived by the Bank, in whole or in part, with or without terms or conditions.

Section 6
GENERAL

6.1	This Second Amending Agreement is executed under express reserve of the obligations contained in the Existing Credit Agreement and of all other rights subsisting in favour of the Bank under the Existing Credit Agreement insofar as they are not inconsistent with these presents and without novation of any kind or derogation from the rank or priority thereof.

6.2	In all other respects, the parties recognize that the Existing Credit Agreement and the other Loan Documents remain unchanged and each of them confirms and reiterates, as of the date of this Second Amending Agreement, each and every of their respective representations and warranties, covenants, undertakings and obligations under the Existing Credit Agreement, as hereby amended, and the other Loan Documents.

6.3	The Borrower and each Guarantor hereby recognizes that all security granted to the Bank pursuant to the Existing Credit Agreement, the Loan Documents or otherwise remains unchanged and confirms that such security (including, without limitation, the security described in Schedule 1.1.113 of the Existing Credit Agreement) remains available and in full force and effect to secure the indebtedness, liabilities and obligations of the Borrower and each Guarantor to the Bank pursuant to the Existing Credit Agreement, as hereby amended, and the other Loan Documents. For greater certainty, the Borrower and each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) ratifies and reaffirms that such grant of hypothecs, security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations as amended hereby.

6.4	The Borrower shall pay all legal fees and disbursements incurred by the Bank in connection, directly or indirectly, to the subject-matter of this Second Amending Agreement, including without limitation, the preparation, negotiation, execution and carrying out of this Second Amending Agreement and the documents contemplated thereby.

6.5	This Second Amending Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. This Second Amending Agreement may be executed and delivered by facsimile transmission or PDF and each of the parties hereto may rely on such facsimile signature or PDF as though that facsimile signature or PDF were an original hand-written signature.

6.6	This Second Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

6.7	The parties hereto have required that this Second Amending Agreement be drawn up in the English language. Les parties aux présentes ont exigé que la présente convention soit rédigée en langue anglaise.

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IN WITNESS WHEREOF the parties hereto have caused this Second Amending Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PIONEER ELECTROGROUP CANADA INC., as Borrower

By:
Name: Nathan Mazurek
Title: Chief Executive Officer
I/we have authority to bind the corporation

PIONEER POWER SOLUTIONS, INC., as Guarantor

By:
Name: Nathan Mazurek
Title: Chief Executive Officer
I/we have authority to bind the corporation

BANK OF MONTREAL

By:
Name:
Title:

By:
Name:
Title:
I/we have authority to bind the bank

SCHEDULE A

See attached

EXHIBIT A

NOTICE OF BORROWING

Date:	_______________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Electrogroup Canada Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Electrogroup Canada Inc. (the “Borrower”), refers to the Amended and Restated Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the Borrowing specified below:

1.	The Business Day of the proposed Borrowing is ___________, ____.

2.	The aggregate amount of the proposed Borrowing is $______________.

3.	The Borrowing is being advanced under the Revolving Facility.

4.	The Borrowing is to be comprised of $___________ of [LIBOR Loans or Acceptances].

5.	[The duration of the Interest Period for the LIBOR Loans included in the Borrowing shall be 1 or 2 months.]

6.	[The Bankers’ Acceptances shall be for 30 or 60 days]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	the representations and warranties contained in Article 6 of the Credit Agreement are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of such earlier date); and

(b)	no Default has occurred and is continuing or would result from such proposed Borrowing.

Pioneer ELECTROGROUP CANADA Inc.

By:
Name
Title

SCHEDULE B

See attached

EXHIBIT B

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To:	Bank of Montreal, as lender under the Amended and Restated Credit Agreement dated as of April 29, 2016 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Pioneer Electrogroup Canada Inc., as Borrower, the Guarantors party thereto, and Bank of Montreal

Ladies and Gentlemen:

The undersigned, Pioneer Electrogroup Canada Inc. (the “Borrower”), refers to the Amended and Restated Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.8 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.       The conversion/continuation Date is __________, ____.

2.	The aggregate amount of the Revolving Loans to be [converted] [continued] is $______________.

3.	The Loans are to be [converted into] [continued as] [Prime Rate] [U.S. Base Rate] [LIBOR] Loans or Bankers’ Acceptance.

4.	[If applicable:] The duration of the Interest Period for the LIBOR Loans included in the [conversion] [continuation] shall be 1 or 2 months.

Pioneer ELECTROGROUP CANADA Inc.

By:
Name
Title